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                               Exhibit 4(x)

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                                    AMENDMENT


          This amendment is dated as January 19, 1995. Reference is made to (i) the Commitment Letter dated as of April 30, 1993 (the "April Commitment Letter") by and among Nomura Securities International, Inc. ("NSI"), Nomura Asset Capital Corporation ("NACC") and CRI Insured Mortgage Association, Inc. (now known as CRIIMI MAE INC.) ("Criimi Mae") and (ii) the Commitment Letter dated as of October 27, 1993 (the "October Commitment Letter" and together with the April Commitment Letter, the "Commitment Letters") by and among NSI, NACC, and Criimi Mae and (iii) each of the Committed Master Repurchase Agreements subject to the Commitment Letters. Terms not otherwise defined herein shall have the meanings set forth in the Commitment Letters.

          1. In order to provide for the immediate repurchase of the Purchased PC's (as defined in the FHA Facilities) under the respective FHA Facilities, the commitment of Criimi Mae to sell FHA Mortgage Loans to NACC and NACC's commitment to Criimi Mae to purchase FHA Mortgage Loans shall cease upon the repurchase thereof. Criimi Mae shall take all necessary action to promptly repurchase the Purchased PC's for United States Dollars; provided, however, that NACC shall have no obligation to release the Purchased PC's until all amounts due under the FHA Facilities are received directly by NACC, and NACC determines that no margin deficit exists under the Facilities. Thereafter, NACC shall release the Purchased PC's with the assignment and assumption form completed by the participant thereof with assignee in blank and all other related documents thereto. If all amounts due NACC under the FHA Facilities are not paid in full by January 24, 1995, an Event of Default shall be deemed to have occurred under the FHA Facility, and NACC may exercise its rights under the Facility Agreements without further notice to Criimi Mae.

          2. The definition of "Minimum Balance" in the April Commitment Letter shall be amended to mean the outstanding Repurchase Price of the Purchased Securities (as defined in the GNMA Facility) on January 20, 1995. The definition of "Minimum Balance" in the October Commitment Letter shall be amended to mean the outstanding Repurchase Price of the Purchased Securities on January 20, 1995.

          3. With respect to this amendment only, NACC and NSI each agree to waive any breakage fees it could have imposed for the early termination of the FHA Facility.

          4. With respect to Section 4(a) of each of Committed Master Repurchase Agreements subject to the Commitment Letters, only securities marginable in NSI shall be "reasonably acceptable" to Buyer thereunder.

          5. Section 13(a)(xv) of each of the Committed Repurchase Agreements shall be deleted in their entirety and replaced with

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 the following:

     "Seller pledges, directly or indirectly, hypothecates or encumbers any of its assets or engages in repurchase transactions or similar transactions with any of its assets (excluding (i) assets already pledged under existing facilities, (ii) any assets required to be pledged for purposes of collateral maintenance under such facilities, (iii) subordinated debt securities subject to master repurchase agreements with financial institutions, and (iv) Participation Certificates representing 100% interests in FHA-insured Mortgage Loans purchased by German American Capital Corporation, provided that the aggregate indebtedness pursuant to
(iii) above shall not exceed $50,000,000, and provided that the pledge of any other assets of Seller pursuant to (iii) or (iv) above shall not cause an Event of Default hereunder, and provided further that any equity that the Seller retains in any transaction set forth in (iii) above shall not be included in the calculations set forth in Section 13(a)(xiv) above), before notification to and written approval by Buyer, which approval shall not be unreasonably withheld."

          6. As a condition precedent to the execution of the amendment, Criimi Mae shall provide NACC a written commitment of a purchaser of the Purchased PC's in form and substance acceptable to NACC, which commitment shall provide for settlement of the FHA Mortgage Loans no later than January 24, 1995 in immediately available funds in an amount not less than the Repurchase Price with respect to such Purchased PC's.

          7. Except as amended herein, all other terms and conditions of the Commitment Letters and the Facility Agreements shall remain in full force and effect.

               IN WITNESS WHEREOF, the parties hereto execute this amendment to the Commitment Letters.


CRIIMI MAE INC.                         NOMURA SECURITIES INTERNATIONAL,INC.


By: /s/ Jay R. Cohen                    By:  /s/ William T. Rooney
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                                        NOMURA ASSET CAPITAL CORPORATION


                                        By:  /s/ William T. Rooney
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